UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934
____________________
ENTERPRISE BANCORP, INC.
(exact name of registrant as specified in charter)

Massachusetts (State or other jurisdiction of incorporation)	001-33912 (Commission File No.)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts (Address of principal executive offices)	01852 (Zip code)
Securities to be registered pursuant to 12(b) of the Act:
Title of each class                        Name of each exchange on which
to be so registered             each class is to be registered

Preferred Share Purchase Rights                Nasdaq Global Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement file number to which this form relates: Not applicable
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Enterprise Bancorp, Inc. (the “Company”) hereby amends the following items, exhibits or other portions of the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 11, 2008 (File No. 001-33912), related to that certain Renewal Rights Agreement, dated as of December 11, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), as set forth in Item 1 and Item 2 below.

Item 1.        Description of Registrant’s Securities to be Registered.

Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 11, 2008 (File No. 001-33912) by the Company (the “Original Form 8-A”). The Original Form 8-A, including the exhibits thereto, is incorporated herein by reference.

On January 5, 2018, the Company and the Rights Agent entered into Amendment No. 1 (the “Amendment”) to that certain Renewal Rights Agreement, dated as of December 11, 2007, between the Company and the Rights Agent (as amended, the “Rights Agreement”). Capitalized terms used and not defined in this Registration Statement on Form 8-A/A have the meanings set forth in the Rights Agreement.

The Amendment extends the Final Expiration Date of the Rights Agreement from the Close of Business on January 13, 2018 to the Close of Business on January 13, 2028.

In addition, the Amendment establishes the Purchase Price per one one-hundredth share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) at $122.50, subject to adjustment.

The Amendment also amends and restates the Terms of Series A Junior Participating Preferred Stock, the Summary of Rights to Purchase Shares of Series A Preferred Stock and the Form of Rights Certificate, attached to the Rights Agreement as Exhibits A, B and C, respectively, to correspond to the amended Final Expiration Date and Purchase Price and to make certain other conforming changes.

The foregoing description of the Amendment is subject to, and qualified in its entirety by reference to, the full text of the Amendment, including the Appendices thereto, and the full text of the Rights Agreement, which are filed as Exhibits 4.2 and 4.1 to this Registration Statement on Form 8-A/A, respectively, and incorporated herein by reference.

Item 2        Exhibits

Exhibit No.	Description

4.1
Renewal Rights Agreement, dated as of December 11, 2007, between Enterprise Bancorp, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.5 to Enterprise Bancorp, Inc.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on December 13, 2007) (File No. 333-79135).

4.2
Amendment No. 1 to Renewal Rights Agreement, dated as of January 5, 2018, between Enterprise Bancorp, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to Enterprise Bancorp, Inc.’s Current Report on Form 8-K as filed with the Securities and Exchange Commission on January 11, 2018 (File No. 001-33912)).

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: January 11, 2018	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer
and Chief Financial Officer